Exhibit 99.1

Stephen Bradley, Lloyd Waterhouse, and Jack Wilson Join i2 Board of Directors

DALLAS – April 21, 2005 – i2 Technologies, Inc. (OTC: ITWH), a leading provider of demand-driven supply chain solutions designed to enable business agility, today announced that three distinguished business professionals, Stephen Bradley, Lloyd G. “Buzz” Waterhouse and Jack Wilson, will join the i2 board of directors.

“We are fortunate to add such an accomplished group of individuals to the i2 Board of Directors,” said i2 chairman of the board Sanjiv Sidhu. “Each of them brings important experiences and skills that will help our new CEO, Michael McGrath, achieve the objectives we have set for the company.”

In addition to Sidhu and McGrath, Bradley, Waterhouse and Wilson join current board members Harvey B. Cash, Michael Diament, Richard Clemmer, Robert Crandall, and Pranav Parikh. With their addition, i2 will have six independent board members.

Profiles of New Board Members

Stephen Bradley

Stephen Bradley is the William Ziegler Professor of Business Administration at the Harvard Business School. In addition to teaching “Competitive and Corporate Strategy” in the Advanced Management Program, he is the faculty chair of the executive program “Strategy: Building and Sustaining Competitive Advantage.” Previously, he has served as the senior associate dean for faculty development, chairman of the Program for Management Development, chairman of the Competition and Strategy area, chairman of the Managerial Economics area, course head for Managerial Economics, and associate director of research. In the Master of Business Administration program, he created a course titled “Competing in the Information Age,” which focused on the impact of the Internet on business strategy.

Bradley has authored or co-authored seven books, including “The Broadband Explosion: Leading Thinkers on the Promise of a Truly Interactive World,” which is scheduled for release later this year. He has worked on a variety of strategy initiatives in both the private and public sectors, and serves as a member of the board of directors of CIENA Corporation, Ameriss, Inc., and the Risk Management Foundation, Inc. as well as on several advisory boards. In the past, he was a member of the board of directors of Roadmaster Industries, Inc. and XcelleNet, Inc., and was also a member of the editorial board of the “Harvard Business Review.”

Bradley received his bachelor’s degree in electrical engineering from Yale University where he was elected to Tau Beta Pi, and his master’s and doctoral degrees in operations research from the University of California, Berkeley. Prior to his arrival at Harvard, he was with the Center for Exploratory Studies of IBM Corporation.

Lloyd G. “Buzz” Waterhouse

Lloyd G. “Buzz” Waterhouse was chairman and chief executive officer of The Reynolds and Reynolds Company from 2000 until July 2004. He joined the company in May 1999 as president and chief operating officer and was elected chairman in January 2002. Reynolds and Reynolds delivers information technology, software solutions, and professional services that support automobile retailing.

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Stephen Bradley, Lloyd Waterhouse, and Jack Wilson Join i2 Board of Directors

Before joining Reynolds, Waterhouse spent 26 years at IBM Corporation, where he gained extensive experience in international business management, information technology, e-business and organizational change. Prior to joining Reynolds, he was general manager of e-Business Services, one of IBM’s fastest growing business units.

Waterhouse serves on the boards of Atlantic Mutual Companies, Pennsylvania State University’s Smeal College, Fifth-Third Bank of Western Ohio, e-Fund, and i-Zone. He received his bachelor’s degree in finance from Pennsylvania State University, and his Master of Business Administration in finance from Youngstown State University.

Jack Wilson

Jack Wilson retired as chief executive officer of Accenture’s Business Process Outsourcing (BPO) division in August 2004. As CEO he was responsible for implementing Accenture’s strategy to increase its share of the growing BPO market. He also had direct responsibility for Accenture’s BPO businesses, including Accenture HR Services, Accenture Learning, Navitaire and Connection to e-Bay, among others. In addition, he was responsible for Accenture’s corporate development activities.

Until March 2002, Wilson also served as managing general partner of Accenture Technology Ventures, the venture capital unit of Accenture, and had been involved in all investments made by Accenture.

Previously, Wilson was the managing partner of global markets for Accenture where he managed a significant portion of the company’s global profit and loss. He was also responsible for worldwide client service delivery, financial performance, industry marketing and client quality management functions. Prior to that, he was responsible for leading industry market strategies, developing client relationships with Fortune 100 companies and managing operations for portions of the United States.

Wilson joined Accenture in 1975 and became partner in 1983. He received his bachelor’s degree in economics from the University of Arizona in 1969, and his Master of Business Administration in finance from the University of Southern California in 1975.

About i2

i2 is a leading provider of demand-driven supply chain solutions designed to enable business agility. i2’s flexible solutions can synchronize demand and supply across an ever-changing global supply network. Nineteen of the AMR Research Top 25 Global Supply Chains belong to companies who are i2 customers. Seven of the Fortune global top 10 are also customers of i2. Founded in 1988 with a commitment to customer success and supply chain innovation, i2 has a history of delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

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Stephen Bradley, Lloyd Waterhouse, and Jack Wilson Join i2 Board of Directors

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the achievement of objectives that have been set for the company. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Annual Report on Form 10-K filed March 16, 2005. i2 assumes no obligation to update the forward-looking information contained in this news release.

For More Information Please Contact:

Beth Elkin

i2 Technologies

469-357-4225

beth_elkin@i2.com